Exhibit 99.1

Current Executive Base Salaries

Name of Executive	Current Base Salary
James M. Whitehurst	$1,000,000
Frank Calderoni	$685,000
Paul Cormier	$700,000
Arun Oberoi	$530,000
Michael Cunningham	$480,000